Exhibit 10.16

iomega

December 2, 1999

Robert Murrill
7605 Burns Run
Dallas TX 75248

Dear Bob:

    Iomega is pleased to confirm your offer of employment as Senior Vice President, General Counsel, and Secretary, reporting to Bruce Albertson at our Corporate Headquarters in Roy, Utah. The annual compensation will be $225,000 paid on a bi-weekly basis. We would like your employment to begin as soon as possible.

    Your compensation package also includes:

  •
  Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to $150,000 (minus applicable withholding taxes), which is based on 50% company performance and 50% individual performance. This bonus will be guaranteed at 50% (75,000) for first full year employment. Your actual award could be greater based on performance.

  •
  A benefits package encompassing hospitalization, major medical and dental coverage, 401(k) retirement plan, vacation and holidays, and educational assistance subject to the terms and conditions of these plans.

  •
  A $70,000 sign-on bonus (minus applicable withholding taxes) will be payable upon hire. If you voluntarily terminate employment at Iomega Corporation prior to the completion of one (1) year of service, the $70,000 bonus amount, including applicable withholding taxes shall be repaid to Iomega.

  •
  In consideration of the above mentioned sign-on bonus, you will forfeit your rights to the following relocation benefits:

  •
  Home Purchase Assistance

  •
  Home Sale Assistance

  •
  Associated Tax Gross Up

  •
  All other provisions of the Iomega Relocation Package will apply with the following amendments:

  •
  Temporary living accommodations for a 1 year period from hire date. Extension of this benefit will be reviewed after the first year.

  •
  Provide weekly air travel to Dallas Texas for a 12 month period at the lowest available fare to accommodate working from your home one day per week. This arrangement will be reviewed after the one-year period.

  •
  An option to purchase 50,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date under the 1997 Iomega Corporation Stock Incentive Plan. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation, and non-competition.

  •
  An option to purchase 20,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date. These shares will be 100% vested upon your date of hire and will be subject to a stock option agreement, which contains, among other terms, requirements regarding confidentiality, non-solicitation, and non-competition.

  •
  As an Executive Staff member, you will be covered by the Change of Control provision adopted and passed by the Board of Directors. Under a modified, single trigger change of control provision your salary, annual bonus at target and benefits will be continued for 12 months under the following circumstances:

  •
  If within one year from date of change in control, your employment is terminated by the Company other than for cause.

  •
  If you exercise an option to leave within 30 days following completion of one year from date of change of control.

    However, these payments would be reduced (or in the case of benefits, eliminated) once subsequent employment is obtained during the period. Outplacement services will be provided to assist your search for new employment.

  •
  Should the Company terminate your employment for reasons other than illegal acts and/or moral turpitude you would receive up to 8 months of continued salary and benefits.

  •
  Eligible to participate in the Executive Life Insurance Program at two times the annual base salary, subject to medical underwriting upon date of hire.

  •
  Eligible to participate in the Executive Long-Term Disability Program upon carrier approval.

  •
  Eligible to participate in the Executive Tax Planning Services provided by PriceWaterhouse, LLP (or substitute, at your election) upon date of hire.

    The start of your employment is contingent upon your acceptance of this offer and the terms and conditions described in this letter, your signature on an agreement regarding confidentiality, non-solicitation and non-competition, and proof of your eligibility to work in the United States. As you will note, this offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at anytime, for any reason or no reason, and with or without notice.

    Additionally, it is Iomega's policy that all employees successfully pass a drug screen at an Iomega approved facility prior to beginning employment. The actual test date is at Iomega's discretion. This offer of employment is also contingent upon satisfactory background checks, which are currently pending.

    We are looking forward to your joining Iomega effective December 27, 1999. Please fax a copy of the signed offer letter (indicating the date that you will begin work) and relocation agreement tome at (801) 332-3439. In the meantime, if you have any questions, please contact me at (801) 332-3217.

Sincerely,

/s/ KEVIN M. O'CONNOR Kevin M. O'Connor Vice President, Human Resources Iomega Corporation
/s/ ROBERT D. MURRILL Signed and Accepted	12/9/99 Date	12/27/99 Start Date

Offer expires: Wednesday, December 8, 1999